Exhibit 99.1

DREAMWORKS ANIMATION BOARD OF DIRECTORS CHAIRMAN
ROGER ENRICO RESIGNS
________________________________________________________________________

Glendale, California - October 25, 2012 - DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced that Roger Enrico has resigned as Chairman of the Board of Directors for the Company, effective immediately. DreamWorks Animation's Board of Directors has named fellow Board member Mellody Hobson as the Company's Chairman of the Board.

Mr. Enrico has served as Chairman of DreamWorks Animation since its inception as a public company in 2004. Mr. Enrico formerly served as Chairman and Chief Executive Officer of PepsiCo, Inc., where he spent 31 years.

“Roger has been an invaluable leader to our Board of Directors and his guidance helped put DreamWorks Animation on a path to success from day one,” commented Jeffrey Katzenberg. “On behalf of the Board of Directors and our entire management team, I'd like to deeply thank Roger for his unfailing service over the past eight years and wish him the very best in the future.”

About DreamWorks Animation
DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for four consecutive years. In 2012, DreamWorks Animation ranks #14 on the list. All of DreamWorks Animation's feature films are now being produced in 3D. The Company has theatrically released a total of 24 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon. The Company's theatrical releases for the current year are Madagascar 3: Europe's Most Wanted on June 8, 2012 and Rise of the Guardians on November 21, 2012.

Contact:
Shannon Olivas
Corporate Communications
(818) 695-3658
Shannon.Olivas@dreamworks.com